PARTICIPATION AGREEMENT
AMONG
FORTIS BENEFITS INSURANCE COMPANY,
FORTIS INVESTORS, INC.,
TCI PORTFOLIOS, INC.,
AND
INVESTORS RESEARCH CORPORATION
DATED AS OF
JANUARY 30 , 1996
TABLE OF CONTENTS

PAGE
SECTION 1 Sale of Portfolio Shares; Additional Portfolios                            2
SECTION 2 Processing Transactions
    2.1    Timely Pricing and Orders                                 3
    2.2    Execution of Orders and Timely Payments                     5
    2.3    Redemption in Kind                                 5
    2.4    Reinvestment of Dividends                             6
SECTION 3 Costs and Expenses
    3.1    General                                                                                                                                         6
    3.2    Registration                                     6
    3.3    Other (Non-Sales-Related)                                 7
    3.4    Sales-Related                                     7
    3.5    Parties to Cooperate                                 8
SECTION 4 Legal Compliance
    4.1    Tax Laws                                                                                                                                     8
    4.2    Insurance and Certain Other Laws                             9
    4.3    Securities Laws                                 10
    4.4    Notice of Certain Proceedings and Other Circumstances             12
    4.5    Fortis Benefits to Provide Documents                     13
    4.6    Fund to Provide Documents                         13
SECTION 5 Mixed and Shared Funding

    5.1    General                                                                                                                             13
    5.2    Disinterested Directors                             14
    5.3    Monitoring for Material Irreconcilable Conflicts                 14
    5.4    Conflict Remedies                                 15
    5.5    Notice to Fortis Benefits                              17
    5.6    Information Requested by Board of Directors                 17
    5.7    Compliance with SEC Rules                         18
    6.1    Events of Termination                             18
    6.2    Funds to Remain Available                         20
    6.3    Survival of Warranties and Indemnifications                 20
    6.4    Continuance of Agreement for Certain Purposes                 21
    6.5    Reimbursement of Expenses                 21
SECTION 7 Assignment                                         22
SECTION 8 Notices                                                 22
SECTION 9 Voting Procedures                                     23
SECTION 10 Indemnification
10.1 Of Fund and Adviser by Fortis Benefits                         23
10.2 Of Fortis Benefits and Fortis Investors by Adviser                 26
10.3 Effect of Notice                                     31
SECTION 11.. Execution in Counterparts                                 31

SECTION 12 Severability                                             31
SECTION 13 Rights Cumulative                                         31
SECTION 14 Restrictions on Sales of Fund Shares                                 31
SECTION 15 Headings                                             32
SECTION 16 Entire Agreement
32

PARTICIPATION AGREEMENT
THIS AGREEMENT, made and entered into as of the    day of January, 1996
("Agreement"), by and among Fortis Benefits Insurance Company, a Minnesota life insurance company ("Fortis Benefits") (on behalf of itself and its "Separate Account," defined below); Fortis Investors, Inc., a Minnesota corporation ("Fortis Investors"), the principal underwriter with respect to the Contracts referred to below; TCI Portfolios, Inc., a Maryland corporation (the "Fund"); and Investors Research Corporation, a Delaware corporation and the Fund's investment adviser ("Adviser"). Collectively, Fortis Benefits, Fortis Investors, Fund, and Adviser are referred to herein as the "Parties,"
WITNESSETH THAT:
WHEREAS Fortis Benefits, the Adviser, and the Fund desire that shares of the Fund's TCI Balanced and TCI Growth series shares (the "Portfolios"; reference herein to the "Fund" includes reference to each Portfolio to the extent the context requires) be made available to serve as underlying investment media for those combination fixed and variable annuity contracts of Fortis Benefits that are the subject of Fortis Benefits's Form N-4 registration statement filed with the Securities and Exchange Commission (the "SEC"), File No. 33-63935 (the "Contracts"), to be offered through Fortis Investors and other registered broker-dealer firms as agreed to by Fortis Benefits and Fortis Investors; and
WHEREAS the Contracts provide for the allocation of net amounts received by Fortis Benefits to separate series (the "Divisions;" reference herein to the "Separate Account" includes reference to each Division to the extent the context requires) of the Separate Account for investment in the shares of corresponding Portfolios of the Fund that are made available through the Separate Account to act as underlying investment media,
NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Fund will make shares of the Portfolios available to Fortis Benefits for this purpose at net asset value and with no sales charges, all subject to the following provisions:
Section 1. Sale of Portfolio Shares., Additional Portfolios
    1.1    Subject to the terms and conditions of this Agreement, the Fund will make shares of the Portfolios available to be purchased or redeemed by or on behalf of the Separate Account, executing such orders at the net asset value computed after receipt by the Fund of the order for the shares of the Portfolio. For purposes of this section, the Fund hereby appoints Fortis Benefits as its agent for the limited purpose of receiving orders for the purchase of shares of the Portfolios by the Separate Account, and receipt of such orders by Fortis Benefits shall constitute receipt by the Fund. On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), Fortis Benefits may receive instructions from the Contract owners for the purchase or redemption of shares of the Portfolios

("Orders"). Orders received and accepted by Fortis Benefits prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day ("Day 0") and transmitted to the Fund by 11:00 a.m. Central time on the next Business Day ("Day 1") will be executed by the Fund at the net asset value determined as of the Close of Trading on Day 0. Fortis Benefits covenants and agrees that all Orders accepted and transmitted by it hereunder on any Business Day will be based upon instructions that it received from the Contract owners in proper form prior to the Close of Trading of the Exchange on that Business Day. Any Orders received by Fortis Benefits after the Close of Trading, and all Orders that are transmitted to the Issuer after 11:00 a.m. Central time on Day 1, will be executed by the Fund at the net asset value next determined after receipt of the Order by the Fund. The day as of which an Order is executed by the Fund pursuant to the provisions set forth above is referred to herein as the "Effective Trade Date."
    1.2    The Fund may from time to time add additional Portfolios, which will become subject to this Agreement, if, upon the written consent of each of the Parties hereto, they are made available as investment media for the Contracts.
Section 2. Processing Transactions
    2.1    Timely Pricing and Orders.
By 5:30 p.m. Central time on each Business Day, Adviser will provide to Fortis Benefits via facsimile or other electronic transmission acceptable to Foitis Benefits the Portfolios' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading. Nevertheless, Adviser will use reasonable efforts to provide such information to Fortis Benefits by 5:00 p.m. Central time. Fortis Benefits will use these data to calculate unit values, which in turn will be used to process transactions that receive that same Business Day's Separate Account Division's unit values. Such Separate Account processing will be done the same evening, and corresponding orders with respect to Fund shares will be placed the morning of the followingBusiness Day.
By 11:00 a.m. Central time on each Business Day, Fortis Benefits will provide to the Adviser via facsimile or other electronic transmission acceptable to the Adviser a report stating whether the
Orders received by Fortis Benefits from Contract owners by the Close of Trading on the previous Business Day resulted in the Separate Account being a net purchaser or net seller of shares of the Portfolio; provided, however, that Fortis Benefits will use all reasonable efforts to provide such information to the Adviser by 9:30 a.m. on each Business Day. As used in this Agreement, the phrase "other electronic transmission acceptable to the Adviser" includes the use of remote computer terminals located at the premises of Fortis Benefits, its agents or affiliates, which terminal may be linked electronically to the computer system of the Adviser, its agents or affiliates (hereinafter, "Remote Computer Terminals").

Fortis Benefits covenants and agrees that all Orders transmitted to the Issuer, whether by telephone, telecopy, or other electronic transmission acceptable to Adviser, shall be sent by or under the authority and direction of a person designated by Fortis Benefits as being duly authorized to act on behalf of the owner of the Separate Account. Absent actual knowledge to the contrary, Advisor shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of Fortis Benefits is "an appropriate person" as used in Sections 8-308 and 8-404 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. Fortis Benefits shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of remote computer terminals and the transmission of information electronically and assumes full responsibility for the security therefor. Fortis Benefits further agrees to be solely responsible for the accuracy, propriety and consequences of all data transmitted to Adviser and the Fund by Fortis Benefits by telephone, telecopy or other electronic transmission acceptable to Adviser.
    2.2    Execution of Orders and Timely Payments.
Upon the timely receipt from Fortis Benefits of the report described in Section 2.1 above, the Adviser will cause the purchase or redemption transactions (as the case may be) to be executed at the net asset value computed as at the Close of Trading on Day 0. Payment for net purchase transactions shall be made by wire transfer by Fortis Benefits to the custodial account designated by the Fund on the Business Day next following the Effective Trade Date. Such wire transfers shall be initiated by Fortis Benefits' bank prior to 3:00 p.m. Central time and received by the Fund prior to 5:00 p.m. Central time on the Business Day next following the Effective Trade Date. If payment for a purchase Order is not timely received, such Order will be executed at the net asset value next computed following receipt of payment. Payments for net redemption transactions shall be made by wire transfer by the Issuer to the account designated by Fortis Benefits within the time period set forth in the applicable Portfolios' then-current prospectus; provided, however, the Adviser will use all reasonable efforts to settle all redemptions on the Business Day next following the Effective Trade Date. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the Effective Trade Date will apply.
    2.3    Redemption in Kind.
The Fund reserves the right to pay any portion of a redemption in kind of portfolio securities, if the Fund's board of directors (the "Board of Directors") determines that it would be detrimental to the best interests of shareholders to make a redemption wholly in cash.
    2.4    Reinvestment of Dividends.

Fortis Benefits hereby elects to reinvest all dividends and capital gains distributions in additional shares of the corresponding Portfolio at the record-date net asset values until Fortis Benefits otherwise notifies the Fund in writing.
Section 3. Costs and Expenses
    3.1    General.
Except as otherwise specifically provided herein, each Party will bear all expenses incident to its performance under this Agreement.
    3.2    Registration.
The Fund will bear the cost of its registering as a management investment company under the 1940 Act and registering its shares under the Securities Act of 1933, as amended (the "1933 Act"), and keeping such registrations current and effective; including, without limitation, the preparation of and filing with the SEC of Forms N-SAR and Rule 24f-2 Notices respecting the Fund and its shares and payment of all applicable registration or filing fees with respect to any of the foregoing. Fortis Benefits will bear the cost of registering the Separate Account as a unit investment trust under the 1940 Act and registering units of interest under the Contracts under the 1933 Act and keeping such registrations current and effective; including, without limitation, the preparation and filing with the SEC of Forms N-SAR and Rule 24f-2 Notices respecting the Separate Account and its units of interest and payment of all applicable registration or filing fees with respect to any of the foregoing.
    3.3    Other (Non-Sales-Related).
The Fund will bear the costs of preparing, filing with the SEC and setting for printing the Fund's prospectus, statement of additional information and any amendments or supplements thereto (collectively, the "Fund Prospectus"), periodic reports to shareholders, Fund proxy material and other shareholder communications and any related requests for voting instructions from Participants (as defined below). Fortis Benefits will bear the costs of preparing, filing with the SEC and setting for printing, the Separate Account's prospectus, statement of additional information and any amendments or supplements thereto (collectively, the "Separate Account Prospectus"), any periodic reports to owners, annuitants or participants under the Contracts (collectively, "Participants"), and other Participant communications. If Fortis Benefits elects to produce a combined prospectus or other combined reports or communications materials that incorporate all of the prospectuses, reports or communications materials of the various mutual funds that may serve as underlying investment media for the Contracts, the cost of printing such combined materials shall be borne by Fortis Benefits or by other entities by separate agreement. Adviser shall not be responsible for any cost of distributing any materials to Participants or potential Participants. Upon request by Fortis Benefits, the Adviser will provide annual Fund Prospectus text to Fortis Benefits on diskette for printing and binding with the Separate Account Prospectus.

    3.4    Sales-Related.
Expenses of distributing the Contracts will be paid by Fortis Investors and other parties, as they shall determine by separate agreement.
    3.5    Parties to Cooperate.
Adviser, Fortis Benefits, and Fortis Investors each agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver combined or coordinated prospectuses or other materials of the Fund and Separate Account.
Section 4. Legal Compliance
    4.1    Tax Laws.
(a)Adviser will use its best efforts to cause each Portfolio to qualify each Portfolio as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and the Adviser will notify Fortis
Benefits immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.
(b)Fortis Benefits represents that it believes, in good faith, that the Contracts will be treated as annuity contracts under applicable provisions of the Code and that it will make every effort to maintain such treatment; Fortis Benefits will notify the Adviser immediately upon having a reasonable basis for believing that any of the Contracts have ceased to be so treated or that they might not be so treated in the future.
(c)Adviser will use its best efforts to cause each Portfolio to comply with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code, and the Adviser will notify Fortis Benefits immediately upon having a reasonable basis for believing that a Portfolio has ceased to so comply or that a Portfolio might not so comply in the future. Within 20 days following the end of each calendar quarter, the Adviser shall provide Fortis Benefits with a report regarding the Portfolios' compliance with Section 817(h) diversification and subchapter M qualification requirements.
(d)    Fortis Benefits represents that it believes, in good faith, that the Separate Account is a 'segregated asset account" and that interests in the Separate Account are offered exclusively through the purchase of or transfer into a "variable contract," within the meaning of such terms under Section 817(h) of the Code and the regulations thereunder. Fortis Benefits will make every effort to continue to meet such definitional requirements, and it will notify the Adviser immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.
    4.2    Insurance and Certain Other Laws.

(a)Adviser will use reasonable efforts to cause the Fund to comply with any state insurance laws or regulations applicable to Fortis Benefits to the extent such laws or regulations are disclosed and described to Adviser by Fortis Benefits from time to time and to the extent specifically requested in writing by Fortis Benefits. If Adviser cannot comply, it will so notify Fortis Benefits.
(b)Fortis Benefits represents and warrants that (i) it is an insurance company duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, (ii) it has legally and validly established and maintains the Separate Account as a segregated asset account under Section 61A.14 of the Minnesota Insurance Code, and (iii) the Contracts comply in all material respects with all applicable federal and state laws and regulations.
    (c)    Fortis Benefits and Fortis Investors represent and warrant that Fortis Investors is a business corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has full corporate power, authority and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.
    (d)    Adviser represents and warrants that the Fund is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.
    (e)    Adviser represents and warrants that it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.
    4.3    Securities Laws.
    (a)    Fortis Benefits represents and warrants that (i) interests in the Separate Account pursuant to the Contracts will be registered under the 1933 Act to the extent required by the 1933 Act and the Contracts will be duly authorized for issuance and sold in compliance with Minnesota. law, (ii) the Separate Account is and will remain registered under the 1940 Act, to the extent required under the 1940 Act, (iii) the Separate Account does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (iv) the Separate Account's 1933 Act registration statement relating to the Contracts, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder, and (v) the Separate Account Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder.
    (b)    Adviser represents and warrants that (i) Fund shares sold pursuant to this Agreement will be registered under the 1933 Act to the extent required by the 1933 Act and duly authorized for issuance and sold in compliance with Maryland law, (ii) the Fund is and will remain registered under the 1940 Act to the extent required by the 1940 Act, (iii) the Fund will amend the registration statement for its shares under the 1933 Act and itself under the 1940 Act from time to time as required in order to effect the continuous offering of its shares, (iv) the Fund does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (v) the Fund's 1933 Act registration statement, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and rules thereunder, and (vi) the Fund Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder.
    (c)    Adviser will register and qualify Fund shares for sale in accordance with the laws of any state or other jurisdiction if and to the extent reasonably deemed advisable by the Adviser. Should Fortis Benefits notify the Adviser that such registration is advisable and should Adviser choose not to proceed with such registration, the Adviser shall so notify Fortis Benefits accordingly.
    (d)    Fortis Investors represents and warrants that it is registered as a broker-dealer-with the SEC under the Securities Exchange Act of 1934, as amended, and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD").
    4.4    Notice of Certain Proceedings and Other Circumstances.
(a)Adviser shall immediately notify Fortis Benefits of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to the Fund's registration statement under the 1933 Act or the Fund Prospectus, (ii) any other action or circumstances that may prevent the lawful use of shares of the Fund as an underlying investment medium of the Contracts issued or to be issued by Fortis Benefits. Adviser will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.
(b)Fortis Benefits or Fortis Investors shall immediately notify the Fund of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to the Separate Account's registration statement under the 1933 Act relating to the Contracts or the Separate Account Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Separate Account Prospectus, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of the Separate Account interests pursuant to the Contracts, or (iv) any other action or circumstances that may prevent the lawful offer or sale of said interests in any state or jurisdiction, including, without limitation, any circumstances in which said interests are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law. Fortis Benefits and Fortis Investors will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

    4.5    Fortis Benefits to Provide Documents.
Upon request, Fortis Benefits will provide to the Adviser one complete copy of SEC registration statements, Separate Account Prospectuses, reports, any preliminary and final voting instruction solicitation material, applications for exemptions, requests for no-action letters, and amendments to any of the above, that relate to the Separate Account or the Contracts, contemporaneously with the filing of such document with the SEC or other regulatory authorities.
    4.6    Fund to Provide Documents.
Upon request, the Fund will provide to Fortis Benefits one complete copy of SEC registration statements, Fund Prospectuses, reports, any preliminary and final proxy material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Portfolios and the Contracts, either contemporaneously with or as promptly as practical after the filing of such document with the SEC.
Section 5. Mixed and Shared Funding
    5.1    General.
Fortis Benefits has received a copy of an application for exemptive relief, as amended, filed by AdViser on December 21,1987, with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief.
    5.2    Disinterested Directors.
The Fund agrees that its Board of Directors shall at all times consist of directors a majority of whom (the "Disinterested Directors") are not interested persons of Adviser within the meaning of Section 2(a)(19) of the 1940 Act.
    5.3    Monitoring for Material Irreconcilable Conflicts.
As required by the Shared Funding Exemptive Order, the Board of Directors of the Fund (the "Board") will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners having an interest in all separate accounts of life insurance companies ("Participating Companies") investing in the Fund, including the Separate Account. The Board shall promptly inform Fortis Benefits if it determines that an irreconcilable material conflict exists and the implications thereof. Fortis Benefits agrees to inform the Board of any potential or existing conflict of which it is aware. The concept of a "material irreconcilable conflict" is not defined by the 1940 Act or the rules thereunder, but the Parties recognize that such a conflict may arise for a variety of reasons, including, without limitation:
(a)an action by any state insurance or other regulatory authority;

(b)a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter; or any similar action by insurance, tax or securities regulatory authorities;
(c)an administrative or judicial decision in any relevant proceeding;
(d)the manner in which the investments of any Portfolio are being managed;
    (e)    a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners or by owners of different life insurance companies' contracts utilizing the Fund; or
    (f)    a decision by a life insurance company utilizing the Fund to disregard the voting instructions of contract owners.
Consistent with the SEC's requirements in connection with exemptive proceedings of the type referred to in Section 5.1 hereof, Fortis Benefits will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issue raised, including, but not limited to, information as to a decision by Fortis Benefits to disregard voting instructions of Participants.
    5.4    Conflict Remedies.
    (a)    If it is determined by a majority of the members of the Board, or a majority of the
Disinterested Directors, that a material irreconcilable conflict exists, Fortis Benefits and the other life insurance companies utilizing the Fund will, at their own expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Directors), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps may include, but are not limited to:
(i)    withdrawing the assets allocable to some or all of the separate accounts (including the Separate Account) from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected participants and, as appropriate, segregating the assets of any particular group (e.g., annuity contract owners or participants, life insurance contract owners or all contract owners and participants of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners or participants the option of making such a change; and/or
(ii)    establishing a new registered investment company of the type defined as a "Management Company" in Section 4(3) of the 1940 Act or a new separate account that is operated as a Management Company.

(b)    If the material irreconcilable conflict arises because of Fortis Benefits's decision to disregard Participant voting instructions and that decision represents a minority position or would preclude a majority vote, Fortis Benefits may be required, at the Board's election, to withdraw the Separate Account's investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors. No charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal must take place within six months after the Fund gives notice to Fortis Benefits that this provision is being implemented, and until such withdrawal, the Fund shall continue to accept and implement orders by Fortis Benefits for the.purchase and redemption of shares of the Fund.
    (c)    If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to Fortis Benefits conflicts with the majority of other state regulators, then Fortis Benefits will withdraw the Separate Account's investment in the Fund within six months after the Fund's Board informs Fortis Benefits that it has determined that such decision has created a material irreconcilable conflict, and until such withdrawal the Fund shall continue to accept and implement orders by Fortis Benefits for the purchase and redemption of shares of the Fund.
    (d)    Fortis Benefits agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of Participants.
    (e)    For purposes hereof, a majority of the Disinterested Directors will determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event, however, will the Fund or Adviser be required to establish a new funding medium for any Contracts. Fortis Benefits will not be required by the terms hereof to establish a new funding medium for any Contracts if an offer to do so has been declined by vote of a majority of Participants materially adversely affected by the material irreconcilable conflict.
    5.5    Notice to Fortis Benefits.
The Fund will promptly make known in writing to Fortis Benefits the Board's determination of the existence of a material irreconcilable conflict, a description of the facts that give rise to such conflict and the implications of such conflict.
    5.6    Information Requested by Board of Directors.
Fortis Benefits and the Fund will submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon it by the provisions hereof, and said reports, materials and data will be submitted at any reasonable time deemed appropriate by the Board. All reports received by the Board of potential or existing conflicts, and all Board actions with regard to determining the existence of a conflict, notifying life insurance companies utilizing the Fund of a conflict, and determining whether any proposed action adequately remedies a conflict, will be properly recorded in the minutes of the Board or other appropriate records, and such minutes or other records will be made available to the SEC upon request.
    5.7    Compliance with SEC Rules.
If, at any time during which the Fund is serving an investment medium for variable life insurance policies, 1940 Act Rules 6e-3(T) or, if applicable, 6e-2 are amended or Rule 6e-3 is adopted to provide exemptive relief with respect to mixed and shared funding on terms and conditions that are materially different from those contained in the Shared Funding Exemptive Order, the Parties agree that they will comply with the terms and conditions thereof and that the terms of this Section 5 shall be deemed modified if and only to the extent required in order also to comply with the terms and conditions of such exemptive relief that is afforded by any of said rules that are applicable.
Section 6. Termination
    6.1    Events of Termination.
Subject to Section 6.4 below, this Agreement will terminate as to a Portfolio:
(a)at the option of Fortis Benefits or Adviser upon at least six months advance written notice to the other Parties, or
(b)at the option of the Fund upon (i) at least sixty days advance written notice to the other parties, and (ii) approval by (x) a majority of the disinterested Directors upon a finding that a continuation of this agreement is contrary to the best interests of the Fund, or (y) a majority vote of the shares of the affected Portfolio in the corresponding Division of the Separate Account (pursuant to the procedures set forth in Section 10 of this Agreement for voting Fund shares in accordance with Participant instructions).
    (c)    at the option of the Fund upon institution of formal proceedings against Fortis Benefits or Fortis Investors by the NASD, the SEC, any state insurance regulator or any other regulatory body regarding Fortis Benefits's obligations under this Agreement or related to the sale of the Contracts, the operation of the Separate Account, or the purchase of the Fund shares, if, in each case, the Fund reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a likelihood of imposing material adverse consequences on the Portfolio to be terminated; or
    (d)    at the option of Fortis Benefits upon institution of formal proceedings against the Fund or Adviser by the NASD, the SEC, or any state insurance regulator or any other regulatory body regarding the Fund's or Adviser's obligations under this Agreement or related to the operation or management of the Fund or the purchase of Fund shares, if, in each case, Fortis Benefits reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a reasonable likelihood of imposing material adverse consequences on Fortis Benefits, Fortis Investors or the Division corresponding to the Portfolio to be terminated; or
    (e)    at the option of any Party in the event that (i) the Portfolio's shares are not registered and, in all material respects, issued and sold in accordance with any applicable state and federal law or (ii) such law precludes the use of such shares as an underlying investment medium of the Contracts issued or to be issued by Fortis Benefits; or
    (f)    upon termination of the corresponding Division's investment in the Portfolio pursuant to Section 5 hereof; or
    (g)    at the option of Fortis Benefits if the Portfolio ceases to qualify as a RIC under Subchapter M of the Code or under successor or similar provisions, or if Fortis Benefits reasonably believes that the Portfolio may fail to so qualify; or
    (h)    at the option of Fortis Benefits if the Portfolio fails to comply with Section 817(h) of the Code or with successor or similar provisions, or if Fortis Benefits reasonably believes that the Portfolio may fail to so comply; or
    (i)    at the option of Fortis Benefits if Fortis Benefits reasonably believes that any change in a Fund's investment adviser or investment practices will materially increase the risks incurred by Fortis Benefits.
    6.2    Funds to Remain Available.
Except (i) as necessary to implement Participant-initiated transactions, (ii) as required by state insurance laws or regulations, (iii) as required pursuant to Section 5 of this Agreement, or (iv) with respect to any Portfolio as to which this Agreement has terminated, Fortis Benefits shall not (x) redeem Fund shares attributable to the Contracts, or (y) prevent Participants from allocating payments to or transferring amounts from a Portfolio that was otherwise available under the Contracts, until, in either case, 90 calendar days after Fortis Benefits shall have notified the Adviser of its intention to do so.
    6.3    Survival of Warranties and Indemnifications.
All warranties and indemnifications will survive the termination of this Agreement.
    6.4    Continuance of Agreement for Certain Purposes.
If any Party terminates this Agreement with respect to any Portfolio pursuant to Sections 6.1(c), 6.1(d), 6.1 (e)(i), 6.1(g), 6.1(h) or 6.1(i) hereof, this Agreement shall nevertheless continue in effect as to any shares of that Portfolio that are outstanding as of the date of such termination (the "Initial Termination Date"). This continuation shall extend to the earlier of the date as of which the Separate Account owns no shares of the affected Portfolio or a date (the "Final Termination Date") six months following the Initial

Termination Date, except that Fortis Benefits may, by written notice to the other Parties, shorten said six month period in the case of a termination pursuant to Sections 6.1(e)(i), 6.1(g) or 6.1(h).
    6.5    Reimbursement of Expenses
If this Agreement is terminated as to any Portfolio (i) by the Adviser pursuant to 6.1(a), or (ii) pursuant to 6.1(d), 6.1(g) or 6.1(h), the Adviser will reimburse Fortis Benefits for its reasonable out-of-pocket costs and expenses in combining the affected Division with another Division, substituting interests in a new Division for those of the affected Portfolio, or otherwise terminating the participation of the Contracts in such Portfolio. The costs associated with such may include such expenditures as (1) outside counsel fees related to obtaining an exemption order from the Securities and Exchange Commission and (2) drafting, printing, and mailing costs of the necessary notification forms to be mailed to affected Contractholders. The Adviser's obligation of reimbursement hereunder shall not exceed $10,000 for the termination as to any Portfolio.
Section 7. Assignment
This Agreement may not be assigned by any Party, except with the written consent of each other Party.
Section 8. Notices
Notices and communications required or permitted by Section 2 hereof will be given by means mutually acceptable to the Parties concerned. Each other notice or communication required or permitted by this Agreement will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:
Fortis Benefits
Insurance Company
500 Bielenberg Drive
Woodbury, Minnesota 55125
Attn.: General Counsel
FAX: (612) 738-5262
Fortis Investors, Inc.
500 Bielenberg Drive
Woodbury, Minnesota 55125
Attn.: General Counsel
FAX: (612) 738-5262
TCI Portfolios, Inc.
4500 Main Street
Kansas City, MO 64111
Attn: General Counsel

FAX: (816) 340-4964
Investors Research Corporation
4500 Main Street
Kansas City, MO 64111
Attn: General Counsel
FAX: (816) 340-4964

Section 9. Voting Procedures
Fortis Benefits will distribute to Participants all proxy material furnished by the Fund to Fortis Benefits and will vote Fund shares in accordance with instructions received from Participants. Fortis Benefits will vote Fund shares that are (a) not attributable to Participants or (b) attributable to Participants, but for which no instructions have been received, in the same proportion as Fund shares for which said instructions have been received from Participants. Fortis Benefits agrees that it will disregard Participant voting instructions only to the extent it would be permitted to do so pursuant to Rule 6e-3(T)(b)(15)(iii) under the 1940 Act if the Contracts were variable life insurance policies subject to that rule. Fortis Benefits and the other Participating Companies shall be responsible for assuring that each of their separate accounts participating in the Portfolios calculates voting privileges in a manner consistent with each other, as prescribed by the Shared Funding Exemptive Order.
Section 10. Indemnification
    10.1     Of Fund and Adviser by Fortis Benefits.
(a)    Except to the extent provided in Sections 10.1(b) and 10.1(c), below, Fortis Benefits agrees to indemnify and hold harmless the Fund and Adviser, each of their directors, officers, and affiliates, and each person, if any, who controls the Fund or Adviser within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 12.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Fortis Benefits) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions are related to the sale, acquisition, or holding of the Fund's shares or the Contracts and:
(i)arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Separate Account's 1933 Act registration statement, the Separate Account Prospectus, the Contracts or sales literature or advertising for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to Fortis Benefits or Fortis Investors by the Adviser on behalf of the Fund for use in the Separate Account's 1933 Act registration statement, the Separate Account Prospectus, the Contracts, or sales literature or advertising (or any amendment or supplement to any of the foregoing); or
(ii)arise out of or as a result of any other statements or representations (other than statements or representations contained in the Fund's 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of Fortis Benefits or Fortis Investors) or the actual or alleged negligent, illegal or fraudulent conduct of Fortis Benefits or Fortis Investors or persons under their control (including, without limitation, their employees and "Associated Persons," as that term is defined in paragraph (m) of Article I of the NASD's By-Laws), in connection with the sale or distribution of the Contracts or Fund shares; or
(iii)    arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund's 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund or Adviser by or on behalf of Fortis Benefits or Fortis Investors for use in the Fund's 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing;
(iv)    arise as a result of any material failure by Fortis Benefits or Fortis Investors to perform the obligations, provide the services and furnish the materials required of them under the terms of this Agreement; or
(v)    arise out of or result from any material breach of any representation and/or warranty made by Fortis Benefits or Fortis Investors in this Agreement.
    (b)    Fortis Benefits shall not be liable under this Section 10.1 with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance by that Indemnified Party of its duties or by reason of that Indemnified Party's reckless disregard of obligations or duties under this Agreement or to Adviser or to the Fund.

    (c)    Fortis Benefits shall not be liable under this Section 10.1 with respect to any action against an Indemnified Party unless the Fund or Adviser shall have notified Fortis Benefits in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party {or after such Indemnified Party shall have received notice of such service on any designated agent and it becomes evident that a claim for indemnification may be made hereunder), but failure to notify Fortis Benefits of any such action shall not relieve Fortis Benefits from any liability under this Section 10.1, except to the extent Fortis Benefits has been prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party for which indemnification may be sought from Fortis Benefits hereunder, Fortis Benefits shall be entitled to participate, at its own expense, in the defense of such action. Subject to Section 10.3, Fortis Benefits also shall be entitled to assume the defense thereof, with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from Fortis Benefits to such Indemnified Party of Fortis Benefits's election to assume the defense thereof, the Indemnified Party will cooperate fully with Fortis Benefits and shall bear the fees and expenses of any additional counsel retained by it after the date of such notice, and Fortis Benefits will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.
    10.2     Of Fortis Benefits and Fortis Investors by Adviser.
(a)    Except to the extent provided in Sections 10.2(c) and 10.2(d), below, Adviser agrees to indemnify and hold harmless Fortis Benefits and Fortis Investors, each of their directors, officers, and affiliates and each person, if any, who controls Fortis Benefits or Fortis Investors within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 10.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Adviser) or actions in respect thereof (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions are related to the sale, acquisition, or holding of the Fund's shares and:
(i)arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund's 1933 Act registration statement, Fund Prospectus, or sales literature or advertising of the Fund, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to Adviser by or on behalf of Fortis Benefits or Fortis Investors for use in the Fund's 1933 Act registration statement, Fund Prospectus, or in sales literature or advertising (or any amendment or supplement to any of the foregoing); or
(ii)arise out of or as a result of any other statements or representations (other than statements or representations contained in the Separate Account's 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising for the Contracts, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of Adviser or the Fund) or the actual or alleged negligent, illegal or fraudulent conduct of the Fund, Adviser or persons under their control (including, without limitation, their employees and Associated Persons), in connection with the sale or distribution of the Contracts or Fund shares; or
(iii)    arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Separate Account's 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to Fortis Benefits or Fortis Investors by or on behalf of the Fund or Adviser for use in the Separate Account's 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing;
(iv)    arise as a result of any material failure by the Adviser to perform the obligations, provide the services and furnish the materials required under the terms of this Agreement; or
(v)    arise out of or result from any material breach of any representation and/or warranty made by the Adviser in this Agreement.
    (b)    Except to the extent provided in Sections 10.2(c) and I0.2(d) hereof, Adviser agrees to indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities (including amounts paid in settlement thereof with the written consent of Adviser, which consent shall not be unreasonably withheld) or actions in respect thereof (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject directly or indirectly under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions directly or indirectly result from or arise out of the failure of any Portfolio to operate as a regulated investment company in compliance with (i) Subchapter M of the Code and regulations thereunder and (ii) Section 817(h) of the Code and regulations thereunder, including, without limitation, any income taxes and related penalties, rescission charges, liability under state law to Contract owners or Participants asserting liability against Fortis Benefits or Fortis Investors pursuant to the Contracts, the costs of any ruling and closing agreement or other settlement with the Internal Revenue Service, and the cost of any substitution by Fortis Benefits of shares of another investment company or portfolio for those of any adversely affected Portfolio as a funding medium for the Separate Account that Fortis Benefits deems necessary or appropriate as a result of the noncompliance; provided however, Adviser shall not be liable under this Section 10.2(b) as a result of the failure of any Portfolio to operate as a regulated investment company in compliance with Subchapter M of the Code and the regulations thereunder or Section 817(h) and the regulations thereunder if such failure is the result of circumstances beyond Adviser's reasonable control, including, but not limited to, any reasonably unforeseeable interpretation of applicable Code provisions and/or regulations by the Internal Revenue Service or a court of competent jurisdiction.
    (c)    Adviser shall not be liable under this Section 10.2 with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance by that Indemnified Party of its duties or by reason of such Indemnified Party's reckless disregard of its obligations and duties under this Agreement or to Fortis Benefits, Fortis Investors or the Separate Account.
    (d)    Adviser shall not be liable under this Section 10.2 with respect to any action against an Indemnified Party unless Fortis Benefits or Fortis Investors shall have notified Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent and it becomes evident that a claim. for indemnification may be made hereunder), but failure to notify Adviser of any such action shall not relieve Adviser from any liability, except to the extent Adviser has been prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party for which indemnification may be sought from Adviser hereunder, Adviser will be entitled to participate, at its own expense, in the defense of such action. Subject to Section 10.3, Adviser also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the Internal Revenue Service), with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from Adviser to such Indemnified Party of Adviser's election to assume the defense thereof, the Indemnified Party will cooperate fully with Adviser and shall bear the fees and expenses of any additional counsel retained by it after the date of such notice, and Adviser will not be liable to such Indemnified Party under this

Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.
    10.3     Effect of Notice.
Any notice given by the indemnifying Party to an Indemnified Party referred to in Section 10.1(c) or 10.2(d) above of participation in any action by the indemnifying Party will in no event be deemed to be an admission by the indemnifying Party of liability, culpability or responsibility, as between the indemnified party and the claimant. Any notice given by the indemnifying party to an Indemnified Party under either Section 10. 1(c) or Section 10.2(d) that it has elected to assume the defense of any action shall be taken only upon an acknowledgment that in connection with such action, the Indemnifying Party shall be liable for any damages, if any, resulting from any such action.
Section 11. Execution in Counterparts
This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.
Section 12. Severability
If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
Section 13, Rights Cumulative
The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.
Section 14. Restrictions on Sales of Fund Shares
Fortis Benefits agrees that the Fund will be permitted (subject to the other terms of this Agreement) to make its shares available to separate accounts of other life insurance companies.
Section 15. Headings
The Table of Contents and headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.
Section 16. Entire Agreement
This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

FORTIS BENEFITS INSURANCE COMPANY

By: /s/ David A. Peterson

Title: Vice President

FORTIS INVESTORS, INC.

By: /s/ [illegible]

Title: Senior Vice President

TCI PORTFOLIOS, INC.

By: /s/ William M. Lyons
     William M. Lyons
Title: Executive Vice President

INVESTORS RESEARCH CORPORATION

By: /s/ William M. Lyons
     William M. Lyons
Title: Executive Vice President

ADDENDUM TO
PARTICIPATION AGREEMENT
AMONG
FORTIS BENEFITS INSURANCE COMPANY,
FORTIS INVESTORS, INC.
TCI PORTFOLIOS, INC.,
AND
INVESTORS RESEARCH CORPORATION
THIS ADDENDUM TO PARTICIPATION AGREEMENT is made and entered into this 30th day of January, 1996, by and among FORTIS BENEFITS INSURANCE COMPANY, FORTIS INVESTORS, INC., TCI PORTFOLIOS, INC., and INVESTORS RESEARCH CORPORATION. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement (as defined below).
WHEREAS, contemporaneously with the execution of this Addendum, the parties hereto have entered into a Participation Agreement (the "Agreement") for the purposes of making mutual fund shares offered by TCI Portfolios, Inc. (the "Funds") available to serve as underlying investment media for certain variable annuity contracts to be offered by Fortis Benefits; and
WHEREAS, the parties desire to make certain modifications to the Agreement, as set forth herein, as an inducement to entering into the Agreement;
NOW, THEREFORE, in consideration of the mutual promises set forth herein and in the Agreement, the parties agree to amend the Agreement by adding the following provisions, which shall have the same force and effect as if set forth in the Agreement:
Administrative Services Fee.
(a)    Adviser acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account for the Portfolios rather than having each Contract owner as a shareholder. In consideration of the accounting, record keeping and other administrative services and obligations to be performed by Fortis Benefits under this Agreement, Adviser will pay Fortis Benefits a fee (the "Administrative Services fee") equal to 20 basis points (.20%) per annum of the average aggregate amount invested in the Separate Account under the terms of this Agreement.
(b)    The parties understand that Adviser customarily pays, out of its management fee, another affiliated corporation for the type of administrative services to be provided by Fortis Benefits to the Contract owners. The parties agree that the payments by the Adviser to Fortis Benefits, like Adviser's payments to its affiliated corporation, are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

(c)    For the purposes of computing the payment to Fortis Benefits contemplated hereby, the average aggregate amount invested in the Separate Account in the Portfolios over a one month period shall be computed by totalling the Separate Accounts' aggregate investment (share net asset value multiplied by total number of shares of the Portfolios held by the Separate Account) on each business day during the month and dividing by the total number of business days during such month.
(d)    Adviser will calculate the amount of the payment to be made at the end of each calendar quarter and will make such payment to Fortis Benefits within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by Adviser for the relevant months and such other supporting data as may be reasonably requested by Fortis Benefits.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.
FORTIS BENEFITS INSURANCE COMPANY

By: /s/ David A. Peterson

Title: Vice President

FORTIS INVESTORS, INC.

By: /s/ [illegible]

Title: Senior Vice President

TCI PORTFOLIOS, INC.

By: /s/ William M. Lyons

Title: Executive Vice President

INVESTORS RESEARCH CORPORATION

By: /s/ William M. Lyons

Title: Executive Vice President